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Exhibit 10.3

PacWest Bancorp
2007 EXECUTIVE INCENTIVE PLAN

PURPOSE

        PacWest Bancorp is the sponsor of this 2007 Executive Incentive Plan (the "Plan"). PacWest Bancorp and its subsidiaries (the "Company") have designed the Plan to focus PacWest Bancorp executives on achieving the annual business plan or other strategic and long-term performance objectives during a particular Performance Period (as defined below). The Plan provides aggressive award opportunities and is intended to provide significant rewards to PacWest Bancorp's executive team for exceptional corporate performance.

APPROVAL AND ADMINISTRATION

        The Plan has been approved by the Compensation, Nominating and Governance ("CNG") Committee of the Board of Directors and, except as otherwise set forth in this Plan, will be administered by the Incentive Plan Committee (the "IP Committee") which is comprised of PacWest Bancorp's CEO and executives reporting directly to the CEO. Generally, CEO compensation under the Plan will be recommended by the CNG Committee to the Board for its approval; the CEO and Executive Vice President, Human Resources ("HR Director") will administer compensation under the Plan for the employees in salary grades 2, 3 and A; and compensation under the Plan for employees in salary grades B and below will be administered by the HR Director along with the member of the IP Committee who is such employee's direct or indirect manager.

        The IP Committee will select performance periods under the Plan ("Performance Period") and recommend to the CNG Committee, for its approval as early in the Performance Period as possible, as applicable:

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  the Participants (as defined below) for that Performance Period;

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  the business criteria to be used to establish performance goals for that Performance Period ("Plan Performance Measures");

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  the targeted level of achievement with respect to any Plan Performance Measure for that Performance Period (the "Performance Target");

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  in the case of more than one Plan Performance Measure for any Performance Period, the relative weighting of such Plan Performance Measures ("Performance Measure Weights");

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  the percentages of achievement of the Performance Target (the "Achievement Levels") that may lead to corresponding awards under the Plan (the "Award Opportunities")

        Notwithstanding anything to the contrary, the CNG Committee shall determine each of the Plan Performance Measures, Performance Measure Weights, Performance Targets, Achievement Levels and corresponding Award Opportunities for Participants who are members of the IP Committee. At the end of the Performance Period, the IP Committee will review achievements against Performance Measures, present results and recommend Awards to the CNG Committee for their approval; provided, however, that the CNG Committee will review achievements against Performance Measures for members of the IP Committee. In evaluating any such Awards, the CNG Committee shall do so outside the presence of management, except the CNG Committee may request the presence of the CEO when considering Awards to members of executive management other than the CEO. Notwithstanding any recommendations from the IP Committee, the CNG Committee will be solely responsible for determining and granting any Awards pursuant to the Plan to members of the IP Committee (or, in the case of the CEO, recommending to the Board such Awards for its approval).

        Interpretation and application of the Plan to a particular circumstance will be made by the CNG Committee in its sole discretion. Subject to any authority granted to the full Board of Directors or a committee of the independent directors thereof, the CNG Committee has the sole and absolute power and authority to make all factual determinations, construe and interpret terms and make eligibility and Award determinations in accordance with its interpretation of the Plan.

ELIGIBILITY

        Executives in salary grades 1, 2, 3, A, and B are eligible for participation in the Plan. The IP Committee will review those eligible and recommend Participants to CNG Committee for their approval. Notwithstanding the foregoing, the IP Committee may recommend executives in salary grades C or D for participation in the Plan on an exception basis subject to approval by the CNG Committee.

PARTICIPANT

        An individual who has been selected by the CNG Committee or recommended for participation in the Plan by the IP Committee and approved by the CNG Committee is a "Participant".

PERFORMANCE MEASURES; PERFORMANCE TARGETS

        The IP Committee will select one to two Performance Measures for the Plan for approval by the CNG Committee. All Performance Measures will be key indicators of financial performance and may consist (and in the case of any Awards of the type described below under "Certain Awards to Covered Employees", will consist) of one or more of the following business criteria for the Company on a consolidated basis, and/or for specified subsidiaries or business units of the Company (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): (i) net income; (ii) return on average assets ("ROA"); (iii) cash ROA; (iv) return on average equity ("ROE"); (v) cash ROE; (vi) earnings per share ("EPS"); (vii) cash EPS; (viii) stock price; and (ix) efficiency ratio. Performance goals may be established on a company-wide basis or with respect to one or more business units or divisions. When establishing Performance Targets, to the extent permitted under Code Section 162(m), the CNG Committee may exclude any or all "extraordinary items" as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes.

        Each Performance Measure will operate independently (i.e. it is possible for one Performance Measure to generate an Award Opportunity and not another); likewise, it is possible for one Performance Measure to be achieved at a higher level than another. Performance Measures will be individually weighted (i.e. one Performance Measure may be counted more heavily in calculating Awards than the other). Performance Measure Weights for each Performance Measure will be recommended at the beginning of the Performance Period by the IP Committee for approval by the CNG Committee; however, the CNG Committee will retain absolute authority over the selection of and Performance Measure Weights accorded to any Performance Measures.

ACHIEVEMENT LEVELS AND AWARD OPPORTUNITIES

        Achievement Levels and Award Opportunities for any Performance Period as approved by the CNG Committee will be set forth in documentation maintained by the CNG Committee and the IP Committee, as applicable, and are generally expressed as a percentage of base salary.

AWARDS

        Awards under the Plan based upon achievement of Performance Measures and will be submitted by the IP Committee to the CNG Committee for approval; provided, however, that the CNG Committee shall determine and approve Awards for members of the IP Committee.

        For purposes of the Plan, salary means annual base salary in effect at the end of the Performance Period. Awards will be made through the payroll system, minus legally required and authorized deductions. Awards under the Plan shall be considered eligible compensation for purposes of employee benefit calculations in each case where permitted under the relevant employee benefit plan.

        In addition to all other eligibility provisions described herein, Awards for individuals who are Participants for less than a full Performance Period will be prorated using Participant's actual base salary paid during the time of participation in the Performance Period. Awards for Participants who leave PacWest Bancorp during a Performance Period due to retirement, total and permanent disability or death will be prorated using the same method.

        To be eligible to receive an Award under the Plan, a Participant must have a performance descriptor of "Achieves Expectations" or better for the Performance Period.

CERTAIN AWARDS TO COVERED EMPLOYEES

        Notwithstanding anything to the contrary in the Plan, if the CNG Committee determines, in its discretion, that any Awards to be granted to a Participant who is a "covered employee" (each, a "Covered Employee") as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), should qualify as "performance-based compensation" for purposes of Code Section 162(m), all determinations relating to such Awards will be made by the CNG Committee if the CNG Committee is comprised solely of "outside directors"(within the meaning of Code Section 162(m) or, if it is not, then by a subcommittee of the CNG Committee so comprised (and all references to the CNG Committee in this section of the Plan will be deemed to refer to such subcommittee), and the following provisions will apply to such Awards (and will supersede any other provisions to the contrary that would otherwise be applicable to Awards under the Plan):

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  The CNG Committee will determine the amount of an Award Opportunity to be granted to each Participant who is a Covered Employee. The CNG Committee may, in its discretion, grant an Award to a Participant whom it reasonably believes may be a Covered Employee for the taxable year of the Company in which such Award would be deductible, under the terms and conditions of this section of the Plan.

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  Subject to the second to last bullet below, the amount of a Covered Employee's Award will be an amount determinable from written Performance Targets approved by the CNG Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the Performance Period to which the Performance Target relates or, if the amount of the Performance Period is less than a year, the number of days that is equal to 25 percent of the relevant Performance Period. The CNG Committee will have the authority to determine in its sole discretion the applicable Performance Period relating to any such Award.

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  The maximum aggregate limit on Awards that may be awarded under this Plan to any Covered Employee with respect to any calendar year is $5 million.

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  The amount of any Award will be based on objective Performance Measures and a Performance Target with respect to each Performance Measure as specified by the CNG Committee. When establishing Performance Targets that are intended to qualify as "performance-based compensation" for purposes of Code Section 162(m), the CNG Committee may exclude any or all "extraordinary items" as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, only to the extend permitted under Code Section 162(m).

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  The CNG Committee will determine in writing with respect to any Covered Employee whether the Performance Target has been met with respect to any affected Covered Employee and, if that is the case, so certify and ascertain the amount of the applicable Award. No Awards will be paid to any Covered Employee until such certification is made by the CNG Committee.

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  The Plan will be administered and interpreted in accordance with Code Section 162(m) to ensure the deductibility by the Company or its affiliates of the payment of such Awards.

ADJUSTMENTS

        Performance Measures, Achievement Levels and Award Opportunities may be adjusted during the Performance Period only upon approval by the CNG Committee as it deems appropriate. It is anticipated that such adjustments will be made infrequently and only in the most extraordinary circumstances. Notwithstanding the foregoing, no adjustment will be made to any Award intended to qualify as "performance-based compensation" for purposes of Code Section 162(m) to the extent the adjustment would cause the Award to fail to so qualify.

        Because the Plan has aggressive Award Opportunities intended for use with below market base salaries, some adjustments may need to be made to Awards to recognize the fact if some Participant base salaries are currently above market. In such cases, the CNG Committee may reduce (but not increase) an Award as it deems appropriate to achieve a reasonable level of total compensation for each Participant.

PAYMENT OF AWARDS

        Subject to any additional requirements of Code Section 162(m), if applicable, Awards will be paid as soon as administratively feasible after review of performance against applicable Performance Targets and approval by the CNG Committee, but in no event later than the date that is 2 1/2 months after the end of the calendar year in which the Performance Period ends. To be eligible for Award payment, a Participant must have been an employee of PacWest Bancorp for at least three months and be an employee of PacWest Bancorp on the date that Awards are paid or have left PacWest Bancorp during the Performance Period due to retirement, total and permanent disability or death.

        Participants other than Covered Employees who are otherwise eligible to receive an Award and who were assigned to different parts of the organization during the Performance Period will have their Award calculated based upon the part of the organization they are in at the end of the Performance Period and the performance achieved by that group for the Performance Period.

        Awards will be made through the payroll system, minus legally required and authorized deductions. The Company has the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

NO RIGHT OF ASSIGNMENT

        No right or interest of any Participant in the Plan is assignable or transferable. In the event of a Participant's death, payment of any earned but unpaid Awards will be made to the Participant's legal successor, if not prohibited by law.

NO RIGHT OF EMPLOYMENT

        The Plan does not give any employee any right to continue in the employment of PacWest Bancorp and does not constitute any contract or agreement of employment or interfere in any way with the right the organization has to terminate such person's employment. PacWest Bancorp is an "at will" employer and as such, can terminate an employment relationship between itself and any of its employees at will, with or without cause, and with or without notice.

EFFECTIVENESS

        The Plan shall be effective as of the date it is approved by an affirmative vote of the holders of a majority of all shares of Common Stock of the Company represented and voting at the Annual Meeting of the Company to be held on May 16, 2007 (which shares also constitute at least a majority of the required quorum). This plan was last amended and restated as of December 15, 2008.

AMENDMENT OR TERMINATION OF THE PLAN

        PacWest Bancorp reserves the right to change, amend, modify, suspend, continue or terminate all or any part of the Plan either in an individual case or in general, at any time without notice and without the consent of the Company's shareholders or any Participant; provided that any amendment to the Plan will be submitted to the shareholders if shareholder approval is required by any applicable law, rule or regulation.

CODE SECTION 409A

        The Awards under this Plan are intended to be exempt from Section 409A of the Internal Revenue Code of 1986 ("Section 409A") as short-term deferral. However, notwithstanding the foregoing or anything to the contrary in this Plan or elsewhere, if a Participant is a "specified employee" as determined pursuant to Section 409A as of the date of his or her "separation from service" (within the meaning of Treasury Regulation 1.409A-1(h)) and if any Award provided for in this Plan both (y) constitutes a "deferral of compensation" within the meaning of Section 409A and (z) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to "additional tax", interest or penalties under Section 409A, then any such payment that is payable during the first six months following the Participant's "separation from service" shall be paid in a lump sum to the Participant on the first business day of the seventh calendar month following the month in which his or her "separation from service" occurs or, if earlier, at his or her death.

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  Exhibit 10.3
PacWest Bancorp 2007 EXECUTIVE INCENTIVE PLAN